Exhibit (12)


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                       January 1, 1999 - December 31, 2003
             (Thousands, except ratio of earnings to fixed charges)
                                   (Unaudited)


                                                                     Year Ended December 31
                                             --------------------------------------------------------------------
                                                2003          2002          2001           2000          1999
                                                ----          ----          ----           ----          ----
Fixed Charges, as Defined:
  Interest on Long-Term Debt                  $ 33,258      $ 32,264      $ 30,224       $ 29,987      $ 27,728
  Other Interest                                 2,048         1,620         3,772          3,628         2,778
  Preferred and Preference Stock Dividends         294         2,280         2,401          2,456         2,515
  Amortization of Debt
      Discount and Expense                         696           799           768            735           699
  Interest Portion of Rentals                    1,622         1,578         1,572          1,628         1,707
                                             -----------   -----------   -----------    -----------   -----------
  Total Fixed Charges, as defined             $ 37,918      $ 38,541      $ 38,737       $ 38,434      $ 35,427
                                             ===========   ===========   ===========    ===========   ===========

Earnings, as Defined:
  Net Income                                  $ 45,983      $ 43,792      $ 50,187       $ 50,224      $ 45,296
  Taxes on Income                               23,340        23,444        27,553         26,829        24,591
  Fixed Charges, as above                       37,918        38,541        38,737         38,434        35,427
                                             -----------   -----------   -----------    -----------   -----------

  Total Earnings, as defined                 $ 107,241     $ 105,777     $ 116,477      $ 115,487     $ 105,314
                                             ===========   ===========   ===========    ===========   ===========

Ratio of Earnings to Fixed Charges                2.83          2.74          3.01           3.00          2.97
                                             ===========   ===========   ===========    ===========   ===========


For consistency in reporting, total fixed charges in all years include dividends on redeemable preferred and preferense stock, which were reclassified as interest expense beginning July 1, 2003, upon adoption of SFAS No. 150.